UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

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Mack-Cali Realty Corporation (the “Company”) intends to communicate with certain of its stockholders regarding a disagreement between the Company and Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) with respect to the election of the Company’s directors to be voted on at the Company’s Annual Meeting of Stockholders to be held on June 9, 2017. The substance of the communications is as follows:

As you may already know, ISS has recommended that our stockholders withhold votes for the current members of our Governance Committee, and Glass Lewis has recommended that our stockholders withhold votes for Vincent Tese. As explained in more detail below, we believe the recommendations of the proxy solicitation firms fail to take account of our particular facts and circumstances, and we urge you to vote FOR all of our current directors, including all of the members of our Governance Committee.

As noted above, ISS has issued a report reflecting a policy that affects Mack-Cali and many other Maryland chartered REITs in which it recommends that our stockholders withhold votes for the current members of the Governance Committee, Kenneth Duberstein, Alan Philibosian, Irvin Reid and Vincent Tese. Under the Company’s organizational documents, the Company’s stockholders do not have the right to amend the bylaws, which power is reserved to the Board, and in ISS’s view, the absence of a provision that would allow the bylaws to be amended by stockholders represents a governance failure. The ISS report and recommendation were made at the last minute, only two weeks before the annual meeting date. The Board has not had sufficient time to properly consider the issue prior to the annual meeting. The Board takes this matter seriously, and requires more time to evaluate the issue and make a fully informed decision taking into account all relevant factors using best corporate practices.

At the present time, after our initial review of this matter, the Board does not believe that the absence of a provision allowing stockholders to amend the bylaws is a governance failure that would warrant withholding votes for the members of the Governance Committee. In many cases, the harm created by such provisions outweighs their benefits because such provisions have the potential to be used by activists to create disruption. It also is worth noting that many public companies do not permit bylaw amendments to be effectuated by stockholder vote. All members of our Governance Committee play an important role in the Company’s affairs and the continuity of their service is important to our business and to your investment. If they are not re-elected at the annual meeting, this will cause disruption and could have an adverse impact on the Company.

We urge you to support the Board at the upcoming annual meeting and vote FOR all of our current directors, including the members of our Governance Committee, for re-election for another one-year term.

Glass Lewis has issued a report in which it recommends that our stockholders withhold votes for Vincent Tese because, in their view, Mr. Tese is “overboarded” — i.e., he serves as an executive officer of a public company while serving on a total of more than two public company boards, which Glass Lewis believes could prevent him from being effective as a director of the Company.

The Board does not believe that Mr. Tese is overboarded, for the following reasons. The Governance Committee and Board utilize a skills matrix to assist the Governance Committee and Board in considering the appropriate balance of experience, skills and attributes required of a director. Mr. Tese’s wealth of experience serving on public company boards is viewed as a strength by the Board, and together with his legal and investment management background, his experience demonstrates substantially all of the attributes and experience required under our skills matrix.

Although Mr. Tese currently serves on more than two public company boards while serving as an executive officer of one, Mr. Tese has demonstrated that he is a dedicated and an effective director of the Company. He has devoted ample time to performing his duties as the Company’s director. He has attended 93% of all Board and committee meetings in 2016 (missing only one of fifteen meetings) and he actively participates in all Board and committee discussions and decisions. The rest of our Board believes that they (and ultimately our stockholders) consistently benefit from Mr. Tese’s service, experience and his contributions to the Board process.

Based on the foregoing, the Board has determined that Mr. Tese is a valuable Board member and that his service as an executive officer of another public company and on the boards of other public companies has not interfered with his ability to perform his duties as a director of Mack-Cali.

We urge you to vote FOR Mr. Tese’s re-election to the Board at the upcoming annual meeting.

Today is the two year anniversary of us as a new management team. I believe we have accomplished a lot in the last two years by creating shareholder value.  I could not have done that without this board on whose judgment and full support I have relied upon.

Our annual meeting is this coming Friday, June 9, 2017 and we ask for your timely attention. I will be following up with a call.

With great regards,

Michael J. DeMarco

Chief Executive Officer